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                                                                   EXHIBIT 10.15
                                                                     TRANSLATION


                                Power of Attorney

I, Qi Ji, a Chinese citizen with Chinese Identification Card No. _________, hereby irrevocably authorize Mr. Nan Peng Shen to exercise the following rights during the term of this Power of Attorney:

Mr. Nan Peng Shen is hereby authorized to exercise on my behalf at shareholders meetings of Beijing Chenhao Xinye Air-Ticketing Service Company Limited (the "Company"), all the shareholder's voting rights I am entitled to under Chinese laws and the Company's bylaws, including but not limited to the sale or transfer of the shares I hold in the Company in part or in whole, and designate and appoint on my behalf at the shareholders meetings of the Company, the chief executive officer of the Company.

The aforementioned authorization shall be subject to Mr. Nan Peng Shen being an employee of Ctrip Computer Technology (Shanghai) Co., Ltd. ("Ctrip"). As soon as Mr. Nan Peng Shen no longer holds any position with Ctrip, I shall withdraw the authorization granted thereto herein, and shall designate / authorize another employee of Ctrip to exercise all of my shareholders voting rights at shareholders meetings of the Company.

During the valid existence of the Company, unless the Operating Agreement jointly executed by and between Ctrip and the Company is terminated early due to any reason, the term of this Power of Attorney shall be 10 years from the date of execution of this Power of Attorney.

/s/ Qi Ji

September 10, 2003